Exhibit 10.28

SHARONAI HOLDINGS, INC.

POLICY ON RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

December 18, 2025

1.	Overview

The Board believes that it is in the best interests of the Company and its stockholders to adopt this Policy to provide for the recovery of certain Incentive-Based Compensation in the event of an Accounting Restatement. This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 10D of the Exchange Act, the regulations and rules promulgated by the SEC thereunder, including, without limitation, Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”), and the applicable rules, regulations and listing standards of the Exchange (collectively, and as the same may be in effect from time to time, the “Applicable Rules”). Unless otherwise defined in this Policy, capitalized terms used in this Policy have the meanings given to them in Section 2.

2.	Definitions

(a) “Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

(b) “Board” means the Board of Directors of the Company, as constituted from time to time.

(c) “Clawback Eligible Incentive-Based Compensation” means, in connection with an Accounting Restatement and with respect to each individual who served as a Senior Executive at any time during the applicable performance period for any Incentive-Based Compensation (whether or not such Senior Executive is serving at the time the Erroneously Awarded Compensation is required to be recouped by the Company), all Incentive-Based Compensation Received by such Senior Executive (i) on or after the Effective Date, (ii) after beginning service as a Senior Executive, (iii) while the Company has a class of securities listed on a national securities exchange, and (iv) during the applicable Look-Back Period.

(d) “Committee” means the Compensation Committee of the Board or such other committee or subcommittee of the Board, if any, duly appointed to administer this Policy and having such powers in each instance as shall be specified by the Board and as specified in Section 3 of this Policy. The Board may also serve as the Committee.

(e) “Company” means SharonAI Holdings, Inc. a Delaware corporation.

(f) “Effective Date” means December 18, 2025.

(g) “Erroneously Awarded Compensation” means, with respect to each Senior Executive in connection with an Accounting Restatement, the amount of the Clawback Eligible Incentive-Based Compensation that exceeds the amount of the Incentive-Based Compensation that would have been Received had the amount of such Incentive-Based Compensation been calculated based on the restated amounts, as determined by the Committee, calculated by the Committee without regard to any taxes paid. With respect to Incentive-Based Compensation based on (or derived from) TSR or stock price, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the Committee shall determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Accounting Restatement on the TSR or stock price upon which the Incentive-Based Compensation was Received.

(h) “Exchange” means The Nasdaq Stock Market.

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j) “Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure, including but not limited to, “non-GAAP financial measures” for purposes of Exchange Act Regulation G and Item 10 of Regulation S-K, as well as other measures, metrics and ratios that are not non-GAAP measures, like same store sales. Financial Reporting Measures include but are not limited to the following (and any measures derived from the following): stock price; TSR; revenues; net income; operating income; profitability of one or more reportable segments; financial ratios (e.g., accounts receivable turnover and inventory turnover rates); earnings before interest, taxes, depreciation and amortization; funds from operations and adjusted funds from operations; liquidity measures (e.g., working capital, operating cash flow); return measures (e.g., return on invested capital, return on assets); earnings measures (e.g., earnings per share); sales per square foot or same store sales, where sales is subject to an Accounting Restatement; revenue per user, or average revenue per user, where revenue is subject to an Accounting Restatement; cost per employee, where cost is subject to an Accounting Restatement; any of such financial reporting measures relative to a peer group, where the Company’s financial reporting measure is subject to an Accounting Restatement; and tax basis income. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a report or other document filed with the SEC.

(k) “Incentive-Based Compensation” means any compensation granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure, measured on a pre-tax basis. Incentive-Based Compensation includes, without limitation: any non-equity incentive plan awards that are earned based wholly or in part on satisfying a Financial Reporting Measure performance goal; bonuses paid from a “bonus pool,” the size of which is determined based wholly or in part on satisfying a Financial Reporting Measure performance goal; other cash awards based on satisfaction of a Financial Reporting Measure performance goal; restricted stock, restricted stock units, performance share units, stock options, and stock appreciation rights that are granted or become vested based wholly or in part on satisfying a Financial Reporting Measure Performance Goal; and proceeds received upon the sale of shares acquired through an incentive plan that were granted or vested based wholly or in part on satisfying a Financial Reporting Measure performance goal.

(l) “Look-Back Period” means, with respect to an Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year).

(m) “Policy” means this Policy on Recovery of Erroneously Awarded Compensation as the same may be amended, modified, supplemented, and/or restated from time to time.

(n) “Received” means, with respect to Incentive-Based Compensation, actual or deemed receipt, and Incentive-Based Compensation shall be deemed “Received” in the Company’s fiscal period during which the applicable Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period. If an equity award vests only upon satisfaction of a Financial Reporting Measure performance condition, the award shall be deemed Received in the fiscal period when it vests. Ministerial acts or other conditions necessary to effect issuance or payment, such as calculating the amount earned or obtaining Board approval of payment, do not affect the determination of the date Received.

(o) “Restatement Date” means the earlier to occur of (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed.

(p) “SEC” means the U.S. Securities and Exchange Commission.

(q) “Senior Executives” means any person who was the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performed a policy-making function, or any other person who performed similar policy-making functions for the Company and any other “key employees” who were designated as “Senior Executives” by the Committee. Executive officers of the Company’s parents or subsidiaries may be deemed Senior Executives if they perform policy-making functions for the Company. For purposes of this definition, policy-making function is not intended to include policy-making functions that are not significant. All executive officers of the Company identified by the Board pursuant to Item 401(b) of Regulation S-K shall be deemed Senior Executives.

(r) “TSR” means total stockholder return.

3.	Administration of Policy

(a) The Policy shall be administrated by the Committee. All questions of interpretation or application of this Policy shall be determined by the Committee. All Committee decisions shall be final and binding upon all persons and shall be afforded the maximum deference permitted under applicable law. The Committee is authorized to make all determinations necessary, appropriate or advisable for the administration of this Policy and to use any of the Company’s resources it deems appropriate to recoup Erroneously Awarded Compensation.

(b) Determinations of financial and/or accounting irregularities for purposes of this Policy shall be made by the Committee independently of, and the Committee shall not be bound by, determinations by management or by any other committee of the Board.

(c) In the administration of this Policy, the Committee is authorized and directed to consult with the full Board or such other committees of the Board as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority. Subject to any limitation under applicable law, the Committee may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).

4.	Accounting Restatements; Recoupment

(a) If the Company is required to prepare an Accounting Restatement, the Company shall determine, in accordance with this Policy and the Applicable Rules, the amount of any Erroneously Awarded Compensation for each Senior Executive in connection with such Accounting Restatement, irrespective of any fault, misconduct or responsibility of any Senior Executive for the Accounting Restatement, and thereafter the Company shall reasonably promptly recover such amount of Erroneously Awarded Compensation. In connection with the foregoing, the Committee, which may act in conjunction with the Company’s Audit Committee, shall take all such actions required by this Policy and the Applicable Rules.

(b) If there was Erroneously Awarded Compensation, the Committee shall determine, in its sole discretion, the timing and method(s) for promptly recouping the same, which methods may include, without limitation, one or more of the following: (i) requiring reimbursement of any Erroneously Awarded Compensation; (ii) requiring reimbursement of any equity based compensation awarded; (iii) cancelling outstanding cash or equity-based awards, whether vested or unvested or paid or unpaid; (iv) cancelling or offsetting against any compensation otherwise owed by the Company to the Senior Executive, including any future cash or equity-based awards; (v) requiring the forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder; (vi) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; and (vii) pursuing any other reasonable remedies. Subject to compliance with applicable law, the Committee may effect recoupment under this Policy from any amount otherwise payable to a Senior Executive, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses or commissions and compensation previously deferred by the Senior Executive.

(c) To the extent that the Committee determines to recoup Erroneously Awarded Compensation from a Senior Executive by requiring the repayment of such Erroneously Awarded Compensation to the Company, and such Senior Executive fails to repay all Erroneously Awarded Compensation to the Company when due, the Company may take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Senior Executive. The applicable Senior Executive shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence.

(d) In the event of an Accounting Restatement, except to the extent permitted by the Applicable Rules, the Committee will generally treat all Senior Executives (including former employees) the same with respect to any actions seeking to recoup Erroneously Awarded Compensation.

5.	Impracticability

Notwithstanding anything to the contrary herein, the Company shall not be required to recoup Erroneously Awarded Compensation under this Policy if the Compensation Committee of the Board, or in the absence of such a committee, a majority of the independent directors serving on the Board, has determined that recovery would be impracticable in accordance with the Applicable Rules and subject to the procedural and disclosure requirements in the Applicable Rules.

6.	Other Recoupment Rights

The Board intends that this Policy shall be applied to the fullest extent of the law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law (including, without limitation, Section 304 of the U.S. Sarbanes-Oxley Act of 2002, as amended, or Section 954 of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended), pursuant to the terms of any other policy of the Company, pursuant to the terms of any employment agreement, equity award agreement, severance or other agreement, and any other legal remedies available to the Company. Nothing herein, and no recoupment or recovery as contemplated by this Policy, shall (i) limit any claims, damages or other legal remedies the Company or any of its affiliates may have against a Senior Executive arising out of or resulting from any actions or omissions by the Senior Executive or (ii) limit the Company’s ability to seek recovery, in appropriate circumstances (including circumstances beyond the scope of this Policy) as permitted by applicable law, of any amounts from any employee, whether or not the employee is a Senior Executive.

7.	No Indemnification or Company-Paid Insurance

Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Senior Executive that may be interpreted to the contrary: (a) the Company shall not indemnify any Senior Executive against (i) the loss of any Erroneously Awarded Compensation that is recouped, repaid, returned or recovered pursuant to the terms of this Policy; or (ii) any claims relating to the Company’s enforcement of its rights under this Policy; and (b) the Company is prohibited from paying or reimbursing a Senior Executive for the cost of or premiums of any third-party insurance purchased to fund any potential obligations of a Senior Executive under this Policy. Further, the Company shall not enter into any agreement that exempts any Incentive-Based Compensation from the application of this Policy or that waives the Company’s right to recoup any Erroneously Awarded Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date).

8.	Committee Indemnification

No members of the Committee, nor any other members of the Board who assist in the administration of this Policy, nor any officer of employee of the Company authorized and empowered by the Committee who assists in the administration of this Policy shall be personally liable for any action, determination or interpretation made with respect to this Policy, and each of the foregoing shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board or any officer of employee of the Company under applicable law, Company policy or contractual arrangement.

9.	Retroactive Application

This Policy applies to any Incentive-Based Compensation that is Received by a Senior Executive on or after the Effective Date, even if such Incentive-Based Compensation was approved, awarded, granted or paid to such Senior Executive prior to the Effective Date. Without limiting the generality of Section 4, and subject to applicable law, the Committee may recoup Erroneously Awarded Compensation under this Policy from any amount of compensation approved, awarded, granted, payable or paid to the Senior Executive prior to, on or after the Effective Date.

10.	Notice to Senior Executives

The Company shall provide notice and seek written agreement to this Policy from each Senior Executive in form attached hereto; provided, that the failure to obtain such agreement shall have no impact on the applicability or enforceability of this Policy.

11.	Amendment and Termination; Interpretation; Successors

(a) The Board may amend, modify, supplement, restate, rescind, terminate or replace all or any portion of this Policy at any time and from time to time in its sole discretion, including, without limitation, as the Board deems necessary to reflect and comply with applicable law or any of the Applicable Rules. To the extent of any inconsistency between this Policy and any of the Applicable Rules, the Applicable Rules shall control and this Policy shall be deemed amended to incorporate such Applicable Rules unless the Committee shall expressly determine otherwise. Notwithstanding anything to the contrary herein, no amendment, modification, supplement, restatement, rescission, termination or replacement of this Policy shall be effective if such amendment, modification, supplement, restatement, rescission, termination or replacement would (after taking into account any actions taken by the Company contemporaneously with such amendment, modification, supplement, restatement, rescission, termination or replacement) cause the Company to violate any of the Applicable Rules or other applicable law.

(b) This Policy shall be binding and enforceable against all Senior Executives and their beneficiaries, heirs, executors, administrators or other legal representatives, to the fullest extent of the law.

SHARONAI HOLDINGS, INC.
Agreement to the Policy on Recovery of Erroneously Awarded Compensation

This agreement is made as of _____________, by and between SharonAI Holdings, Inc., a Delaware corporation (the “Company”), and _____________ (the “Senior Executive”). Capitalized terms used in this agreement not defined in this agreement shall have the meaning set forth in the Policy (as defined below).

In exchange for any compensation received by (or to be paid) or awarded (or to be awarded) to the Senior Executive under any Company plan, policy or arrangement or on a discretionary basis whether or not pursuant to any plan, which includes without limitation any Incentive-Based Compensation (the “Compensation”), the parties hereby agree as follows:

1. The Senior Executive agrees to be bound fully by the terms of the Company’s Policy on Recovery of Erroneously Awarded Compensation (as the same may be amended, modified, supplemented, and/or restated from time to time, the “Policy”), a copy of the present form of which has been provided to, and read and understood by, the Senior Executive.

2. The Senior Executive agrees to abide by the terms of the Policy, and in the event it is determined by the Committee that any amounts granted, awarded, earned or paid to the Senior Executive must be recouped or recovered by, or repaid, forfeited or reimbursed to, the Company in accordance with the Policy, the Senior Executive will promptly take any action necessary to effectuate the same.

3. The Policy applies to the Compensation notwithstanding any terms of the plan, policy or agreement under which it is granted or the terms of any employment agreement to which the Senior Executive is a party.

4. Any amendments, modifications, supplements, or restatements to or of the Policy, including without limitation any amendments to comply with applicable law, will be applicable to the Senior Executive.

5. The laws of the State of Delaware, without regard to its conflict of law provisions, shall govern the interpretation and validity of the provisions of this agreement and all questions relating to this agreement.

6. This agreement shall be binding on the Senior Executive and his/her heirs, successors and legal representatives, and on the Company and its successors.

7. If the terms of the Policy and this agreement conflict, the terms of the Policy shall prevail.

8. In the event that any provision of this agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto.

9. Any Compensation may be subject to reimbursement, clawback and/or forfeiture pursuant to applicable law, under circumstances that are different from those applicable under the Policy, and the Senior Executive consents to application of any such reimbursement, clawback or forfeiture.

This agreement, together with the Policy, which incorporated by reference herein, sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements, and other communications, whether oral or written, pertaining to the subject matter hereof; and this agreement shall not be modified or amended except by written agreement of the Company and the Senior Executive.

IN WITNESS WHEREOF, the Company and the Senior Executive have executed this agreement effective as of the day and year first above written.

[Name of Senior Executive]

SHARONAI HOLDINGS, INC.

By:
Its: